Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Edgewater Bank 401(k) Plan (File No. 333-194011) of our report dated March 30, 2015, on our audits of the consolidated financial statements of Edgewater Bancorp, Inc. as of and for the years ended December 31, 2014 and 2013, which report is included in this Annual Report on Form 10-K.

BKD, LLP
Fort Wayne, Indiana
March 30, 2015